As filed with the Securities and Exchange Commission on August 13, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

B&G FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	Four Gatehall Drive, Suite 110 Parsippany, NJ 07054	13-3918742
(State or other jurisdiction	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

B&G Foods, Inc. 2008 Omnibus Incentive Compensation Plan

(Full Title of the Plan)

Scott E. Lerner

Executive Vice President, General Counsel, Secretary and Chief Compliance Officer

Four Gatehall Drive, Suite 110

Parsippany, NJ 07054

(Name and address of agent for service)

973.401.6500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,500,000 shares	$10.77	$26,925,000	$1,920

(1)         The registration fee for the shares of Common Stock to be issued under the B&G Foods, Inc. 2008 Omnibus Incentive Compensation Plan, as amended (the “Plan”) was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), based on a price of $10.77  per share, the average of the high and low prices of the Common Stock, par value $0.01 per share (“Common Stock”) of the Registrant as reported on the New York Stock Exchange on August 11, 2010.  In addition, pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate amount of (a) interests to be offered or sold pursuant to the employee benefit plan described herein and (b) shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of the Registrant.

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement on Form S-8 of the Registrant relating to the Plan is effective.  A prior registration statement on Form S-8 (File No. 333-150903) was filed by the Registrant with the SEC on May 14, 2008 that registered 2,000,000 shares of Common Stock issuable under the Plan. This registration statement registers an additional 2,500,000 shares of Common Stock issuable under the Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the SEC and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the registration statement on Form S-8 previously filed by the Registrant with the SEC on May 14, 2008 (File No. 333-150903), except to the extent that the items in this registration statement update such information contained therein.

Item 5.  Interests of Named Experts and Counsel.

The legality of the securities described herein has been passed upon for the Registrant by Scott E. Lerner, Executive Vice President, General Counsel, Secretary and Chief Compliance Officer for the Registrant.  As of August 13, 2010, Mr. Lerner beneficially owned 22,546 shares of Common Stock.

Item 8.  Exhibits.

Exhibit No.	Description

5.1	Opinion of Scott E. Lerner, General Counsel of B&G Foods, Inc., as to the legality of the securities being registered.

10.1

B&G Foods, Inc. 2008 Omnibus Incentive Compensation Plan, as amended on May 18, 2010 (Filed as Exhibit 10.1 to B&G Foods’ Quarterly Report on Form 10-Q filed on July 27, 2010, and incorporated by reference herein).

23.1	Consent of Scott E. Lerner, General Counsel of B&G Foods, Inc. (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Parsippany, New Jersey, on the 13th day of August, 2010.

B&G FOODS, INC.

By:	/s/ David L. Wenner
David L. Wenner
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Wenner, Robert C. Cantwell and Scott E. Lerner, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

B&G FOODS, INC.

Signature	Title	Date

/s/ David L. Wenner	President, Chief Executive Officer	August 13, 2010
David L. Wenner	and Director
(Principal Executive Officer)

/s/ Robert C. Cantwell	Executive Vice President of Finance,	August 13, 2010
Robert C. Cantwell	Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

/s/ Stephen C. Sherrill	Chairman of the Board of Directors	August 13, 2010
Stephen C. Sherrill

/s/ Cynthia T. Jamison	Director	August 13, 2010
Cynthia T. Jamison

/s/ Dennis M. Mullen	Director	August 13, 2010
Dennis M. Mullen

/s/ Alfred Poe	Director	August 13, 2010
Alfred Poe

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